UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2005

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 313-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Adoption of Cree Inc. Directors' Deferred Compensation Program

On November 2, 2005, the Board of Directors of Cree, Inc. (the “Company”) adopted the Cree, Inc. Directors' Deferred Compensation Program (the “Program”) to become effective February 1, 2006 or as soon as administratively practicable thereafter. The Board also approved the adoption of a grantor trust (the “Trust”) pursuant to which amounts may be set aside, but remain subject to claims of the Company’s creditors, for payments of liabilities under the Program.

The Program is designed to meet the requirements of Section 409A of the Internal Revenue Code (the “Code”) and be exempt from the Employee Retirement Income Security Act. The Program allows non-employee members of the Board of Directors to defer certain retainer payments and meeting fees to a later payment date. Generally, there will be an annual enrollment period at the end of each calendar year during which eligible individuals would be permitted to elect to defer designated retainer payments and meeting fees to be earned in the next calendar year. A participant may choose to receive payment upon his or her separation from service or at a date specified in the election. Any specified date must be at least one year later than the date the payment would have been made in the absence of a deferral election. A participant may choose to receive payment in a single lump sum in cash or in substantially equal annual cash installments for the number of years specified in the election (not to exceed ten) beginning on the designated payment date. Deferral elections and payment elections made during an annual enrollment period will become irrevocable at the end of that annual enrollment period. In the event of a “change of control” (as defined in Section 409A of the Code), all deferred amounts would be distributed in a single lump sum in cash.

The Company intends to maintain the Trust for the purpose of tracking and accruing amounts to pay benefits under the Program. Although the Company may contribute to the Trust amounts equal to amounts deferred by participants under the Program, it will not be obligated to do so. Participants will have no right to any assets of the Trust.

Participants will have the ability to earn “deemed” or “shadow” interest on their deferred amounts. The Company intends for the investment options to be the same as those that are available under the Company’s tax-qualified Section 401(k) retirement plan. Participants will direct the manner in which their deferred amounts will be deemed invested among the investment options. Although the Company may direct the Trustee to invest the Trust assets in accordance with participant investment directions, the Company will not be obligated to do so.

Shareholder Approval of Amendments to 2004 Long-Term Incentive Compensation Plan

On November 3, 2005, the shareholders of the Company approved amendments to the Company’s 2004 Long-Term Incentive Compensation Plan (the “LTIP”). The LTIP was amended to increase the shares that may be issued under the LTIP by 2,000,000, of which no more than 400,000 may be issued pursuant to awards of restricted stock, stock units or performance units. The LTIP amendments also modified the restrictions on the types of awards that may be granted to non-employee or outside directors. The amendments allow the Company to grant outside directors non-qualified stock options, stock appreciation rights, restricted stock or stock units, or any combination of the foregoing, subject to the share limits described below but without any other limitation as to the type of award.

The LTIP amendments also modified the share limits on the number of shares that may be granted to outside directors in a fiscal year by providing an annual overall limit of 20,000 shares for each outside director, regardless of the type of award, of which no more than 10,000 shares may be awarded as restricted stock or stock units. These limits are maximum amounts only. The actual awards must be recommended by the Company’s Compensation Committee and approved by its Board of Directors.

The foregoing description of the amendments to the LTIP is subject to, and qualified in its entirety by the LTIP, as amended, filed as Exhibit 10.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.01	2004 Long-Term Incentive Compensation Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Charles M. Swoboda
Charles M. Swoboda
Chairman, Chief Executive Officer and President

Date: November 8, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.01	2004 Long-Term Incentive Compensation Plan, as amended